Exhibit 10.27

CONFIDENTIAL

April 25, 2015

Ms. Anne Whitaker

Dear Anne:

This letter outlines the details of your employment with Valeant Pharmaceuticals International, Inc. or its applicable subsidiary (the “Company”), and your Company assignment. The date your employment commences is referred to herein as the “Commencement Date.”

•	Title: Executive Vice President, Group Company Chairman, reporting to the Chief Executive Officer.

•	Office Location: Your principal place of employment will be in New Jersey.

•	Base Salary and Commencement Date: Your base salary will be $50,000 per month ($600,000 annualized). Your Commencement Date shall be a date mutually agreed between you and the Company, provided that such date shall be no later than May 31, 2015.

•	Sign-on Bonus. The Company will pay you a one-time sign-on bonus payment of $900,000, which amount shall be paid to you promptly following the Commencement Date, subject to your continued employment on the payment date. In the event that you terminate your employment other than for Good Reason or should the Company terminate your employment for Cause, in either case within 2 years of the Commencement Date, you will immediately repay to the Company a pro-rata portion of the net amount of the sign-on bonus payment actually received by you after tax and other applicable withholdings, based on the portion of such 2 year period which has not elapsed as of the date of termination.

•	Annual Incentive: You will be eligible to participate in the Company’s management bonus plan beginning with the 2015 calendar year, on a pro-rata basis for the portion of 2015 during which you are employed. Your target bonus will be 80% of your base salary, with the potential of up to 160% of your base salary. This plan, and therefore your participation, is subject to change at the discretion of the Board of Directors. Bonuses are payable at the time the other management bonuses are paid. To be eligible for any bonus payment, you must be employed by the Company, and you must not have given or received notice of the termination of your employment, on the day on which the applicable bonus is paid to other members of the Company management.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

•	Equity Award: The Company will recommend to the Talent and Compensation Committee of the Company’s Board of Directors (the “Committee”) the following equity award, valued at approximately $8,000,000:

Performance Share Units (each a “PSU”), which vest between 0-300%, based on meeting certain company performance criteria, as measured by total shareholder return approximately three years from the grant date. The triggers for 1x, 2x and 3x vesting shall be based on the Company’s shares attaining a 10%, 20% and 30% 3-year compound annual growth rate, respectively, with measurements governed by the award agreement.

This equity award is contingent upon your acceptance of this letter agreement and the approval of the Committee and will be made pursuant to the terms of the Company’s 2014 Omnibus Incentive Plan and governed by such plan and applicable grant agreements. The grant date for the equity award set forth above shall be on the date that is the later of the Commencement Date and the date that the Committee approves such award.

The PSUs shall have a base price (from which total shareholder return is measured) equal to the 20-trading-day average of the Company’s closing share price on the NYSE prior to the grant date.

•	Share Ownership Commitment. You also agree to comply with any share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

•	Matching Grants for Share Purchases. In connection with such share ownership, you shall also be eligible to receive matching share units under the Company’s matching share unit program in accordance with its terms generally applicable to similarly situated executives of the Company, which currently provide for you to receive a grant of one matching share unit for each common share of the Company purchased, up to an amount equal to the two times the sum of your annual base salary and target bonus. Each such matching share unit shall vest in equal annual portions over the 3-year period following grant and shall have such other terms consistent with the terms customarily provided to similarly situated executives of the Company.

•	Good Reason. You may terminate your employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined below) not less than thirty (30) days prior to the termination of your employment for Good Reason. The Company shall have the option of terminating your duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the compensation and benefits provided in this letter, as may be applicable. For purposes of this letter, “Good Reason” shall mean the occurrence of any of the events or conditions described in clauses (i) through (iii) immediately below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received a “Notice of Termination.” “Notice of Termination” means a written notice provided by you within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by you.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

(i)	Diminution of Responsibility. (A) any material reduction in your duties or responsibilities as in effect immediately prior thereto, or (B) removal of you from the position of Executive Vice President, Group Company Chairman. For the avoidance of doubt, the term “Diminution of Responsibility” shall not include (Y) any such removal resulting from a promotion, your death or Disability, the termination of your employment for Cause, or your termination of your employment other than for Good Reason, (Z) the reduction of or change in any particular duties or responsibilities provided you are given other duties or responsibilities such that your overall duties and responsibilities remain at least substantially comparable to your overall duties and responsibilities prior to the reduction or change;

(ii)	Compensation Reduction. Any reduction in your base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly-situated senior executives at the Company; or

(iii)	Company Breach. Any other material breach by the Company of any material provision of this letter.

•	Change in Control. For purposes of this letter and, except to the extent as would result in a violation of Section 409A of the Code, a “Change in Control” shall be deemed to occur if and when the first of the following occurs:

(i)	the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this letter, be considered as a member of the Incumbent Board;

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

(iii)	the closing of an amalgamation or similar business combination (each, an “Amalgamation”) involving the Company if (i) the shareholders of the Company, immediately before such Amalgamation, do not, as a result of such Amalgamation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such Amalgamation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such Amalgamation or (ii) immediately following the Amalgamation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such Amalgamation (or, if the entity resulting from such Amalgamation is then a subsidiary, the ultimate parent thereof); or

(iv)	a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this letter agreement, solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition. In addition, notwithstanding the foregoing, solely to the extent required by Section 409A, a Change of Control shall be deemed to have occurred only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A.

•	Disability. The Company may terminate your employment, on written notice to you after having established your Disability and while you remain Disabled, subject to the payment by the Company to you of the applicable compensation and benefits provided pursuant to this letter agreement. For purposes of this letter agreement, “Disability” shall have the meaning assigned to such term in the 2014 Omnibus Incentive Plan.

•	Cause. The Company may terminate your employment for “Cause”, subject to the payment by the Company to you of the applicable compensation and benefits provided in this letter agreement. “Cause” shall mean, for purposes of this letter, “cause” as defined by applicable common law and (1) conviction of any felony or indictable offense (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (4) continued refusal by you to perform your duties after written notice identifying the deficiencies and a reasonable opportunity for cure; or (5) a material violation by you of any material covenants to the Company. No action or inaction shall be, or be deemed to be, willful if not demonstrably willful and if taken or not taken by you in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend you, with pay, upon your indictment for the commission of a felony or indictable offense as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

•	Employee and Executive Benefits. You will be eligible to participate in the employee benefit plans and programs generally made available to similarly situated employees of the Company on the terms and conditions applicable generally to all employees. In addition, the Company shall reimburse you for incremental taxes incurred by you outside of the United States because of any services you provide to the Company outside of the United States or any business that the Company conducts outside of the United States, if such incremental amount during any tax year exceeds 1% or more of your average base salary for such tax year. You shall be required to participate in any tax equalization program the Company may have in effect from time to time in order to qualify for the benefit described in the preceding sentence.

•	Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which you otherwise may become entitled under this letter, in order to assure that such reimbursements (and in-kind benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code (“Section 409A”):

(i)	The amount of reimbursements (or in-kind benefits) to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.

(ii)	Each reimbursement to which you become entitled shall be made by the Company as soon as administratively practicable following your submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

(iii)	Your right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

•	At-Will Employment. Your employment with the Company is “at will”. This means that you or the Company have the option to terminate your employment at any time, with or without advance notice, and with or without Cause or with or without Good Reason. This letter of employment does not constitute an express or implied agreement of continuing or long term employment. The at will nature of your employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and the Chief Executive Officer.

•	Severance Benefits. Notwithstanding the immediately preceding bullet paragraph, if your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall have the following obligations:

(i)	The Company will pay you an amount equal to the sum of (A) your annual salary as of the Termination Date, plus (B) your annual target bonus as of the Termination Date, provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, the Company shall instead pay you an amount equal to two times the sum of (A) your annual salary as of the Termination Date, plus (B) your annual target bonus as of the Termination Date. The “Termination Date” shall be the date specified as the effective date of the termination of your employment in any notice of termination of employment provided by the Company to you or accepted by the Company in the event of your giving notice of the termination of your employment.

(ii)	The Company will pay you any accrued but unpaid salary or vacation pay and any deferred compensation. In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the Termination Date. The Company will also pay you a bonus in respect of the fiscal year in which the Termination Date occurs, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at “target”, and (B) a fraction (i) the numerator of which is the number of days in such fiscal year through Termination Date and (ii) the denominator of which is 365; provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, then in the foregoing calculation the amount under (A) shall be equal to (y). Any bonus payable to you under this bullet shall be paid in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

(iii)	The Company will provide you with continued coverage under any health, medical, dental or vision program or policy in which you were eligible to participate at the time of your employment termination for 12 months following such termination on terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination.

(iv)	The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the Termination Date or (ii) the date that you secure full time employment.

Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay or provide any of the severance benefits referenced or set forth in this letter and shall have no obligations to you in respect of the termination of your employment save and except for obligations that are expressly established by applicable employment standards legislation unless you execute and deliver, within 45 days of the date of your termination, and do not revoke, a general release in form satisfactory to the Company and any revocation period set forth in the release has lapsed. Subject to compliance with Section 409A, the Company shall pay all cash severance benefits due within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence. You shall not be required to mitigate the amount of any severance payment provided for under this letter by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

Notwithstanding anything herein to the contrary, in no event shall the timing of your execution of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

It is understood that, during your employment by the Company, you will not engage in any activities that constitute a conflict of interest with the interests of the Company, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.

•	Covenant Not to Solicit. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the Company or any of its affiliates and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of the Company or any of its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations. For purposes of this paragraph, an “affiliate” shall mean any direct or indirect subsidiary of the Company or any joint venture or collaboration in which any such entity or the Company participates.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

•	Remedies for Breach of Obligations Under the Covenants Not to Solicit Above. It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions in the paragraph captioned “Covenant Not to Solicit” above be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in such paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under the two preceding paragraphs shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates. You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under the paragraph captioned “Covenant Not to Solicit” above. Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under either such paragraph in any Federal or state court sitting in the State of New Jersey, or, at the Company’s (or its affiliate’s) election, in any other state or jurisdiction in which you maintain your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law.

•	Indemnification. You shall be indemnified by the Company as provided in its articles or, if applicable, pursuant to an indemnification agreement with the Company if such agreements are provided to similarly situated executives.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

•	Section 409A. The parties intend for the payments and benefits under this letter to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your Termination Date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A.

•	Withholding Taxes. All payments to you or your beneficiary under this letter agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

You acknowledge that you have, reviewed, agreed, signed and returned the Company’s customary on-boarding documentation.

Policies of the Company will govern any other matter not specifically covered by this letter.

Except as specifically described in the following sentence, the terms of this letter constitute the entire agreement between the Company and you with respect to the subject matter hereof, superseding all prior agreements and negotiations. This letter is governed by the laws of the State of New Jersey. All currency amounts set forth in the letter agreement refer to U.S. dollars.

This letter and the documents referenced herein are the full, complete and exclusive agreement between you and the Company regarding all of the subjects covered by this letter, and supersede in their entirety any other written or verbal agreement between you and the Company.

Ms. Anne Whitaker

April 25, 2015

CONFIDENTIAL

As confirmation of acceptance of this letter agreement, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed letter in the envelope provided. A duplicate copy of this letter is included for your records.

Sincerely,

Valeant Pharmaceuticals International, Inc.

By:	/s/ J. Michael Pearson
J. Michael Pearson Chief Executive Officer

/s/ Anne Whitaker
Anne Whitaker